EXHIBIT 4.3
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                          WEBSTER FINANCIAL CORPORATION

                               AMENDMENT NUMBER 2
                                       TO
                              AMENDED AND RESTATED
                             1992 STOCK OPTION PLAN

         The Webster Financial Corporation 1992 Stock Option Plan, as amended and restated (the "Plan") is hereby amended as set forth below, subject to approval of this Amendment Number 2 by the shareholders of Webster Financial Corporation (the "Corporation"), as provided below:

         1. The second sentence of Section 3 of the Plan is amended to read as follows:

              "The number of shares of Stock that may be issued pursuant to Incentive Awards granted under the Plan shall not exceed in the aggregate 6,661,000 shares, which number of shares is subject to adjustment as hereinafter provided in Section 17 below."

         2. Section 5(b) of the Plan is amended in its entirety to read as follows:

              "(b) Term. The Plan shall terminate on March 20, 2013."

         3.   The Plan shall otherwise be unchanged by this Amendment Number 2.

         4. This Amendment Number 2 is adopted subject to approval within one year of the date of adoption by the Board of Directors of the Corporation of this Amendment Number 2 by a majority of the votes cast on the amendment at a duly held meeting of the shareholders of the Corporation at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the amendment; provided, however, that upon approval of Amendment Number 2 by the shareholders of the Corporation as set forth above, any Incentive Awards (as defined in the Plan) granted under the Plan pursuant to Amendment Number 2 shall be fully effective as if the shareholders of the Corporation had approved Amendment Number 2 on the date the Board of Directors of the Corporation adopted this Amendment Number 2. If the shareholders fail to timely approve Amendment Number, any options granted covering shares of stock in excess of the number permitted under the Plan (as in effect before adoption of this Amendment Number 2) shall be null and void and of no effect.

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         This Amendment Number 2 to the Plan was duly adopted by the shareholders of the Corporation at a meeting held on April 24, 2003.

                                          /s/ Harriet Munrett Wolfe
                                          --------------------------
                                          Harriet Munrett Wolfe
                                          Corporate Secretary